UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2019
ADAMAS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36399 (Commission File Number)	42-1560076 (IRS Employer Identification No.)

1900 Powell Street, Suite 1000 Emeryville, CA (Address of principal executive offices)	94608 (Zip Code)
Registrant’s telephone number, including area code (510) 450-3500
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class Common Stock, par value $0.001 per share	Trading Symbol(s) ADMS	Name of each exchange on which registered The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and Director
On September 11, 2019, Gregory Went, Ph.D., the Chairman of the Board and Chief Executive Officer of Adamas Pharmaceuticals, Inc. (“Adamas”), resigned as an employee, officer and director of Adamas effective as of the first day of employment of Neil McFarlane as Adamas’s new Chief Executive Officer, as described below.
In connection with Dr. Went’s resignation, the Board of Directors (the “Board”) of Adamas appointed David Mahoney, a member of the Board, as Adamas’s Chairman of the Board. As non-executive Chairman of the Board, Mr. Mahoney will receive additional compensation for acting in such capacity as follows: (i) an incremental annual cash retainer of $60,000 and (ii) an initial stock option grant in the amount of 40,000 shares, vesting in annual installments over three years.
Appointment of New Chief Executive Officer and Director
On September 11, 2019, the Board appointed Neil McFarlane as Adamas’s new Chief Executive Officer and as a member of the Board, effective on his first day of employment with Adamas. Mr. McFarlane will serve as a Class II director, the term of which class expires at the 2022 Annual Meeting of Stockholders.
Mr. McFarlane has served as the Chief Operating Officer of Retrophin, Inc., a biopharmaceutical company, from August 2016 until May 2019, in which position he was responsible for global commercial operations, corporate development, patient services, and program and alliance management. Previously, Mr. McFarlane served as the Vice President, Bone business unit for UCB, Inc., a biopharmaceutical company, since 2013, in which role he was responsible for leading the global collaboration with Amgen, and from 2011 to 2013, Mr. McFarlane was the Vice President and General Manager of the US Immunology business unit at UCB, Inc. Prior to his positions at UCB, Mr. McFarlane held positions of increasing responsibility with Genzyme Corporation, a biotechnology company, and Sangstat Medical Corporation prior to its acquisition by Genzyme. Mr. McFarlane served in the United States Army Reserves and received his B.S. and M.S. in Nursing from the University of Florida. Adamas believes Mr. McFarlane’s position as our Chief Executive Officer and his extensive knowledge of the pharmaceutical industry qualifies him to serve on the Board.
On September 11, 2019, Adamas and Mr. McFarlane entered into an employment agreement pursuant to which Mr. McFarlane will receive compensation for his service as Adamas’s Chief Executive Officer as follows: (i) a base salary of $625,000; (ii) a target bonus of 60% of his base salary; (iii) an initial grant of an option to purchase 250,000 shares of Adamas common stock with an exercise price per share equal to the closing price for a share of Adamas common stock on the date of grant, and a restricted stock unit award to acquire 125,000 shares of Adamas common stock, in each case vesting over four years; (iii) additional equity grants in the first calendar quarter of 2020 in an amount no less than options to purchase 100,000 shares of Adamas common stock and a restricted stock unit award of 50,000 shares of Adamas common stock; (iv) commute expenses for 18 months with a gross up for the tax impact of this benefit not to exceed 75% of the expense total; (v) relocation assistance in an amount of $350,000, subject to certain conditions related to relocation and continued employment; and (vi) the right to receive severance under certain conditions as set forth in Adamas’s Amended and Restated Executive Severance Plan. Mr. McFarlane will also enter into Adamas’s standard form of indemnification agreement between Adamas and its directors and executive officers.
Transition and Consulting Agreement with Dr. Went
On September 11, 2019, Adamas and Dr. Went entered into a transition and consulting agreement pursuant to which Dr. Went will: (i) continue employment as Adamas’s Chief Executive Officer until Mr. McFarlane becomes Chief Executive Officer; (ii) receive a severance payment in the amount of $852,500 plus COBRA coverage (or similar reimbursement) for the duration of his consulting relationship, described below; (iii) receive a pro rata bonus for services as Chief Executive Officer during 2019, to be paid in the first quarter of 2020 based on Adamas’s achievement of its corporate objectives for 2019 as determined by the Compensation Committee; (iv) continue in the role as a consultant (with a title of Founder and strategic advisor) commencing upon the termination of his employment and continuing through December 31, 2021, unless extended by Adamas through December 31, 2022 (with Dr. Went having the right to terminate earlier in the event of a Change in Control of Adamas), not to exceed one-half time; (v) consulting compensation at the rate of $425,000 per year with continued vesting of equity grants received as an employee and eligibility for the receipt of additional equity grants in the discretion of the Compensation Committee, with accelerated vesting in the event of a Change in Control (and vesting for calendar year 2022 in the event the Company does not extend the consulting period beyond December 31, 2021); and (vi) payment of Dr. Went’s attorney fees in connection with the foregoing agreement (not to exceed $25,000). The transition and consulting agreement provides that the foregoing is conditioned upon Dr. Went signing a release of claims against Adamas, and contains mutual non-disparagement provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adamas Pharmaceuticals, Inc.

Dated:	September 13, 2019	By:	/s/ Jennifer J. Rhodes
Jennifer J. Rhodes
General Counsel and Chief Business Officer

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